Exhibit 3.2

BAYLAKE CORP.
ARTICLES OF INCORPORATION
[COMPOSITE VERSION, AS AMENDED THROUGH JUNE 5, 2007]

Executed by the undersigned for the purpose of forming a Wisconsin corporation under the “Wisconsin Business Corporation Law”, Chapter 180 of the Wisconsin Statutes:

Article 1.	The name of the corporation is Baylake Corp.

Article 2.	The period of existence shall be perpetual.

Article 3.	The purposes shall be that the corporation may engage in any lawful business authorized by Chapter 180 of the Wisconsin Statutes.

Article 4.

[As last amended July 3, 2001].  Pursuant to the adoption of this Resolution and Amendment of the Articles of Incorporation, the number of authorized shares of Common Stock, Five ($5.00) Dollar Par Value, of Baylake Corp. provided for under Article 4, presently being 10,000,000 shares, shall be increased to 50,000,000 shares.

Article 5.	The preferences, limitations, designation, and relative rights of each class or series of stock are no preferences, limitations or variances.

Article 6.	Address of registered office is 217 N. Fourth Avenue P.O. Box 9 Sturgeon Bay, WI 54235-0009

Article 7.	Name of registered agent at such address is Kevin L. LaLuzerne.

Article 8.

[Adopted June 5, 2007].  The Board of Directors shall consist of not less than 5 no more than 17 members as shall be determined from time to time by the Board of Directors.  The Board of Directors shall be divided into three classes, as nearly equal as the number constituting the whole Board shall permit, the term of one class expiring each year.  At the annual shareholders’ meeting in 2007, directors of the first class shall be elected to hold office until the next annual shareholders’ meeting, directors of the second class shall be elected to hold office until the second annual shareholders’ meeting thereafter, and directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual shareholders’ meeting.  The successors of each class whose term shall expire shall be elected to hold office for a term expiring at the third succeeding annual shareholders’ meeting.

[Superceded organizational information from 1976 relating to the original board and the incorporator is omitted.]